UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  November 14, 2016

3M COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

File No. 1-3285	41-0417775
(Commission File Number)	(IRS Employer Identification No.)

3M Center, St. Paul, Minnesota	55144-1000
(Address of Principal Executive Offices)	(Zip Code)

(651) 733-1110

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Eric D. Hammes, Vice President, Corporate Controller and Chief Accounting Officer, adopted a prearranged trading plan on November 14, 2016, in accordance with guidelines specified by Rule 10b5-1 under the Securities and Exchange Act of 1934, and 3M Company’s policies regarding transactions in 3M securities by insiders.

Rule 10b5-1 plans permit insiders to sell a specified portion of their holdings at a specified time or over a specified period of time pursuant to a written plan established at a time when the insider is not in possession of material non-public information.  A Rule 10b5-1 plan offers an opportunity for an insider to provide for future transactions to occur without concern about unforeseen future events that may be considered material non-public information at the time those transactions occur.  A Rule 10b5-1 plan may, for example, allow an insider to diversify his or her investment portfolio by selling Company shares from time to time over a pre-established period of time, without regard for future developments relating to the Company.  By spreading the sales out over an extended period of time, the insider may minimize the effect of the sales on the market for the Company’s stock.

Mr. Hammes’ plan contemplates the exercise of an employee stock option for up to 436 shares of 3M common stock and the prompt sale thereof, but only if the stock meets the minimum price thresholds specified in the plan.  The plan provides that the exercise and sale may occur through May 2, 2017, on which date the plan will expire if the transactions have not been executed.  Mr. Hammes is and, assuming execution of the transactions contemplated by the plan, would remain above the minimum stock ownership thresholds established by the Company for its executive officers.  Any transactions under the plan will be disclosed publicly on Form 4 and, if applicable, in a Form 144, in each case as filed with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

3M COMPANY

By:	/s/	Gregg M. Larson
Gregg M. Larson,
Deputy General Counsel and Secretary

Dated: November 15, 2016